Exhibit 99.1

Avatar Systems, Inc. Reports Decision to Cease Public Reporting

FRISCO, TX -- 10/30/2008 -- Avatar Systems, Inc. (PINKSHEETS and OTCBB: AVSY) today announced that its Board of Directors has determined that, pursuant to SEC Rule 12g-4, Registrant will file a Form 15 and cease making periodic and other reports required by the Securities Exchange Act of 1934. Such action is permitted in situations where a registrant has fewer than 500 shareholders of record and less than $10 million of assets as of the end of each of the last three fiscal years.

Robert C. Shreve, CEO, stated that “The Board’s action today recognized that, due to the absence of an active trading market for our stock, the lack of support for the price of the shares, and the lack of any institutional or analytical following, the benefits to the shareholders of making such reports do not justify the costs of being a reporting company.”

Avatar Systems' Headquarters are in Frisco, Texas, USA with branch offices in Midland and Tyler, TX. The Company provides ERP / Accounting Software and Computing Infrastructure Solutions for companies engaged in the petroleum exploration and production industry. Avatar has a growing customer base on its Petroware2000™, Integra Energy™ products for Microsoft Windows, Avatar400™ on the IBM AS400 platform, and subscribers utilizing its Software as a Service (SaaS) On-Demand ASP services. Avatar's products and services provide an excellent resource for critical information management requirements of the petroleum industry. Avatar also provides document imaging, workflow and business process management as well as disaster recovery and remote backup services for all vertical markets.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectation or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

Contact:
Investor Relations
Avatar Systems, Inc.
1 (800) 490-0055